Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS APPOINTS KYLE J. LOUDERMILK AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

SYKESVILLE, MD – July 30, 2015 - GSE Systems, Inc. ("GSE" or the "Company") (NYSE MKT: GVP), a global energy industry performance improvement company, today announced the appointment of Kyle J. Loudermilk as Chief Executive Officer, President and a member of the Board of Directors.  Mr. Loudermilk brings to GSE more than 25 years of experience in engineering, marketing, management, finance and operations and has been extensively involved in the building of highly successful technology enabled software businesses.  Effective August 3, 2015, Mr. Loudermilk will succeed Jim Eberle, who is leaving GSE to pursue other opportunities.

Mr. Loudermilk joins GSE from MicroStrategy, Inc., a publicly-traded enterprise-analytics, mobile and security software company.  He served as MicroStrategy's Vice President, Technology / Development Operations since 2013, and was Vice President Corporate Development from 2005 to 2009.  From 2009 to 2012, he was Vice President Product Management at Datatel, Inc., a leading provider of software and services for higher-education institutions and technical schools. Datatel was a portfolio company of Hellman & Friedman LLC prior to Datatel's strategic combination with SunGard Higher Education, resulting in a successful transaction for investors.  Mr. Loudermilk also held various senior management positions at Aspen Technology, Inc., a publicly traded, leading provider of enterprise-level software and services that enable energy and chemical companies to optimize their manufacturing operations performance.  His positions at Aspen included Vice President Design and Simulation Business Unit, and Vice President Research and Development. Mr. Loudermilk began his career as a Process and Project Engineer for Mobil Oil Corporation.  He earned BS and MS degrees in Chemical Engineering from Columbia University, and later attended Harvard University's General Management program.

Jerome I. Feldman, Chairman of the Board of GSE, said, "On behalf of the entire Board, I am pleased to welcome Kyle as GSE's new CEO. He brings an established track record of growing businesses, streamlining operations, implementing technology solutions and serving clients across a wide range of industries, including in the energy and process sectors.  One of our primary areas of focus is evolving GSE's business model towards recurring, managed streams of revenue, with less reliance on project-based revenue.  Given his background, we are confident in Kyle's ability to create a platform for enhanced shareholder value."

The selection of Mr. Loudermilk ends a search process facilitated by John Strackhouse of Caldwell Partners, a leading international executive search firm.

GSE Board member Christopher D. Sorrells, who led the CEO search on behalf of GSE, said, "After a thoughtful and comprehensive search process, the Board is pleased to have found an individual who we believe is well-suited to lead GSE into our next chapter of growth.  Kyle has managed complex global operations, and understands how technology, products, people and strategy come together to transform an organization and create long-term shareholder value.  A proven leader and successful technology executive, we are confident that Kyle can meaningfully and sustainably develop GSE's impressive intellectual, human and capital assets."
Mr. Loudermilk commented, "I am thrilled to join GSE at this pivotal time in its history and become part of the GSE team.  GSE has terrific people, and impressive core solutions for the energy and process industries.  I look forward to leading GSE as we evolve our products, services and business model."

Mr. Feldman concluded, "On behalf of everyone at GSE, I want to thank Jim for his more than five years of service to GSE.  He played an important role in helping to manage GSE through one of the most difficult periods in its history, and established a solid foundation upon which we will continue to grow.  We wish him nothing but the best in his future endeavors."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. provides performance improvement solutions to the energy and process industries.  We improve human performance though turnkey training, unique visualization and simulation applications, and our staff of instructors, as well as plant improvement through our engineering expertise and use of technology to improve plant design, commissioning and operations.  The Company has more than 350 employees and over four decades of experience as well as more than 1,100 installations and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; Manama, Bahrain; and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
James A. Eberle Chief Executive Officer	Devin Sullivan Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com